EXHIBIT 3.1

BBVA Bylaws

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BBVA Bylaws

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This English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

BBVA Bylaws

Article 43.	Powers of the Board	25
Article 44.	Minutes of Board meetings	27
Chapter Three. The Executive Committee		28
Article 45.	Creation and composition	28
Article 46.	Meeting and powers	28
Article 47.	Quorum and adoption of resolutions	28
Chapter Four. Board Committees		29
Article 48.	Board Committees	29
Chapter Five. The Chief Executive Officer and the General Management		29

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This English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

BBVA Bylaws

TITLE I
GENERAL CHARACTERISTICS

Name, registered office, corporate purpose and duration of the company

Article 1. Name

The Company is called Banco Bilbao Vizcaya Argentaria, S.A. (hereinafter the Bank or the Company) and will be governed by the law, these Bylaws and other provisions applicable to it at any time.

Article 2. Registered office

The Bank has its registered office in the city of Bilbao (Bizkaia), 4, Plaza de San Nicolás, and may establish branches, agencies, delegations and representative offices anywhere in Spain or abroad, in accordance with the legal provisions in force.

The registered office may be changed within the same municipal district by resolution of the Board of Directors.

Article 3. Corporate purpose

The Bank's purpose is to carry out all kinds of activities, operations, acts, contracts and services within the banking business or directly or indirectly related to it, which are permitted or not prohibited by the provisions in force and supplementary activities.

Its corporate purpose also includes the acquisition, possession, use and disposal of securities, public offering of acquisition and sale of securities, as well as all types of holdings in any entity or company.

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BBVA Bylaws

Article 4. Duration and commencement of operations

The duration of the Company is indefinite, and it may commence operations on the date on which the public deed of constitution is formalised.

TITLE II
SHARE CAPITAL. SHARES. SHAREHOLDERS

Chapter One.
Share Capital

Article 5. Share capital

The Bank's share capital is THREE BILLION, ONE HUNDRED TWENTY-NINE MILLION, FOUR HUNDRED SIXTY-SEVEN THOUSAND, TWO HUNDRED FIFTY-SIX EUROS AND THIRTY EURO CENTS (EUR 3,129,467,256.30), represented by SIX BILLION, THREE HUNDRED EIGHT-SIX MILLION, SIX HUNDRED SIXTY-SEVEN THOUSAND, EIGHT HUNDRED AND SEVENTY (6,386,667,870) shares, each with a nominal value of FORTY-NINE EURO CENTS (EUR 0.49), all of the same class and series, fully subscribed and paid up.

Article 6. Capital increase or reduction

The Bank's share capital may be increased or reduced by resolution of the General Shareholders' Meeting, without prejudice to the provisions of article 30, paragraphs c) and d) of these Bylaws.

The share capital may be increased by issuing new shares or by increasing the nominal value of existing shares. In both cases, the capital increase may be charged to new monetary or non-monetary contributions to corporate equity, including the provision of credits against the Company, or to profits or reserves already included in the most recent approved balance sheet.

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BBVA Bylaws

In the case of share capital increases through the issuance of new shares, whether ordinary or preference, charged to monetary contributions, shareholders will be entitled to subscribe a number of shares proportional to the nominal value of the shares they hold, within the period granted to this effect by the directors of the Company, which will be no less than fifteen days from the publication of the announcement of the offer of subscription to the new shares in the Official Gazette of the Commercial Registry.

The pre-emptive subscription right will be transferable under the same conditions as the shares from which it derives. In the case of share capital increases charged to reserves, the same rule will apply to the rights of free allocation of the new shares.

The pre-emptive subscription right will not apply when the capital increase is due to the absorption of another company or of all or part of the split-off assets of another company or the conversion of bonds into shares.

In cases where the interest of the Company so requires, the General Shareholders' Meeting, when deciding on the capital increase, may agree upon, in line with the legally established requirements, the total or partial elimination of the pre-emptive subscription right.

Chapter Two.
Shares

Article 7. Representation of shares

The shares will be represented by book entries, subject to the provisions of the Securities Exchange Act and other applicable provisions.

Article 8. Registration of shares

The shares, as well as their transfer and the constitution of rights in rem or any other kind of encumbrances thereon, will be recorded in the corresponding Accounting Register, in accordance with the Securities Exchange Act and concordant provisions.

Nevertheless, based on the principle of registered form that governs the Bank's shares, the company will maintain its own register of shareholders for the purposes and with the

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BBVA Bylaws

effectiveness attributed to it in each case by current regulations. To this end, should the formal status of a shareholder correspond to persons or entities that, in accordance with their own legislation, hold said status by means of a fiduciary relationship, trust or any other equivalent title, the Company may require the aforementioned persons or entities to communicate to it the beneficial owners of said shares and any acts of transfer or encumbrance thereof.

Article 9. Outstanding disbursements

Where any shares are not paid up in full, the shareholder must proceed to pay the outstanding portion when determined by the Board of Directors, within a maximum period of five years from the date of the resolution of the share capital increase. The payment method and other relevant circumstances will be subject to the provisions of the resolution of the share capital increase.

Those concerned will be notified of the requirement for payment of outstanding disbursements, or it will be announced in the Official Gazette of the Commercial Registry. There must be a minimum of one month between the date of sending the communication or the announcement and the payment date.

The shareholder in default of the payment of outstanding disbursements shall not exercise their voting right. The amount of their shares will be deducted from the share capital for the calculation of the quorum. The shareholder in default will not be entitled to receive dividends, nor pre-emptive subscription to new shares, nor convertible bonds.

Should the period established for payment elapse without the payment being made, the Bank may, depending on the case and in light of the nature of the disbursement not made, either demand compliance with the payment obligation, including payment of legal interest and the loss and damage caused by the delay, or dispose of the shares in default on the account and risk of the defaulting shareholder. In this case, the disposal of the shares will be verified by a member of the official secondary market on which they were admitted to trade, or alternatively by the certifying officer, and will entail, if appropriate, the replacement of the original share certificate by a duplicate.

The proceeds of the sale, as may be the case, after deducting expenses, will enter the Bank's possession and they will be allocated to cover the overdraft of the cancelled shares. Should there be any surplus, it will be delivered to the holder.

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BBVA Bylaws

If the sale cannot take place, the share will be redeemed, with the consequent share capital reduction, leaving the amounts already paid as profits for the Company.

Should the partially paid shares be transferred, the acquiring shareholder will be jointly liable for the payment of the outstanding amount, together with all the preceding transferors, at the choice of the Board of Directors. The transferors will be liable for a term of three years from the date of the respective transfer.

The provisions of this article will not prevent the Bank from using any of the means provided for in the applicable legislation against defaulting shareholders.

Article 10. Multiple ownership

All shares are indivisible. Where, as a result of inheritance, legacy or any other title, the ownership of a share is vested in two or more persons, said persons, without prejudice to the provisions of article 24 of these Bylaws, must appoint one person to exercise the shareholder rights and will be jointly liable to the Company with respect to all obligations arising from their status as shareholders. If they do reach an agreement for this appointment or do not give notice thereof to the Company, the right of representation will be deemed to be attributed to the person with the largest portion. Should all portions be equal, the appointment will be made by the Bank by the means of drawing lots.

The same rule will apply to other cases of joint ownership of rights on the shares.

Article 11. Transfer of shares

The transfer of shares in the Company, which will be free, will be performed by book transfer. The recording of the transfer in the accounting register in favour of the acquirer will have the same effects as the transfer of securities.

The legitimisation for the transfer and exercise of the rights arising from the shares may be evidenced by showing the corresponding certificate issued by the entity or agency responsible for the accounting register in which the shares are registered.

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BBVA Bylaws

Article 12. Theft, misappropriation, misplacement or destruction of certificates issued by the accounting register

In the event of theft, misappropriation, misplacement or destruction of the certificates evidencing the status of shareholder, for the issuance of new certificates to replace the original copies, the legislation applicable to the system of representation of securities by book entries will apply.

Article 13. Non-voting shares

The Company may issue shares with no voting rights within the legally established limits. Their holders will be entitled to receive a minimum annual dividend, fixed or variable, as resolved by the General Meeting and/or the Board of Directors at the time of deciding to issue the shares. Once the minimum dividend has been agreed, holders of non-voting shares will be entitled to the same dividend as corresponds to ordinary shares. Where there are distributable profits, the Company is required to agree the distribution of the aforementioned minimum dividend. If there are no distributable profits or insufficient amounts thereof, the unpaid part of the minimum dividend will or will not be accumulated in the terms agreed upon by the General Meeting at the time of deciding to issue the shares.

Holders of non-voting shares may exercise the pre-emptive subscription right in the event that this be resolved by the General Shareholders' Meeting and/or the Board of Directors at the time of issuing shares or convertible bonds. Recovery of voting rights must be resolved at the same time.

Article 13 bis. Redeemable shares

The Company may issue shares that are redeemable at the request of the issuing company, the holders of said shares or both, for a nominal amount not exceeding one quarter of the share capital. The resolution of the issue will set the conditions for the exercise of the right of redemption. If the aforementioned right is attributed exclusively to the issuing company, it may not be exercised within three years of the issuance.

Redeemable shares must be fully paid up at the time of subscription.

Redemption of redeemable shares must be charged to profits or free reserves or with the proceeds of a new share issue resolved by the General Meeting or, where appropriate, the

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BBVA Bylaws

Board of Directors, for the purpose of financing the redemption transaction. If the redemption of these shares is charged to profits or free reserves, the Company must constitute a reserve for the amount of the nominal value of the redeemed shares. If the redemption is not charged to profits or free reserves or with the issue of new shares, it may only be carried out under the requirements established for the reduction of the share capital by the refund of contributions.

Article 13 ter. Privileged shares

The Company may issue shares that confer some privilege over ordinary shares under the legally established terms and conditions, complying with the formalities prescribed for amending the Bylaws.

Chapter Three.
Shareholders

Article 14. General principles

Shareholders' rights and obligations, their content and scope, limits and conditions, will be governed by the provisions of these Bylaws and, where applicable, by current regulations.

The ownership of one or more shares will imply that the shareholder accepts these Bylaws and the resolutions of the General Shareholders' Meeting and of the Board of Directors, without prejudice to the legally established right to challenge.

Shareholders, and the Company, waiving their own jurisdiction, are expressly subject to the court jurisdiction pertaining to the Company's registered office for any matters that arise between them.

Article 15. Shareholders' rights

The following are rights of the Bank's shareholders, which may be exercised within the terms and conditions and with the limitations set out in these Bylaws:

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BBVA Bylaws
a)	The right to participate in the distribution of corporate earnings and any net assets resulting from liquidation, proportionally to the paid-up capital.

b)	The right of pre-emptive subscription in the issuance of new shares or convertible bonds.

c)	The right to attend General Meetings, in accordance with article 23 of these Bylaws, and to vote at them, except for holders of non-voting shares, and also to challenge corporate resolutions.

d)	The right to call for annual or extraordinary General Meetings, in the terms established by law and these Bylaws.

e)	The right to examine the annual financial statements, the management report, the proposed allocation of results and the auditor's report, as well as, where appropriate, the consolidated management report and financial statements, in the format and within the time limit provided for in article 29 of these Bylaws.

f)	The right to information, pursuant to applicable legislation and these Bylaws.

g)	The right for shareholders or shareholder proxies who have attended the General Shareholders' Meeting, to obtain certification of the resolutions and minutes of General Meetings at any time.

h)	And in general, any rights that are recognised by legal provision or by the Bylaws.

Article 16. Obligations of shareholders

The obligations of the shareholders are:

a)	To submit to the Bylaws and to the resolutions of General Meetings, of the Board of Directors and other governing or administrative bodies.

b)	To contribute the portion of capital pending disbursement, when so required.

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BBVA Bylaws
c)	To accept the Bank's registered office as determining jurisdiction for the resolution of any differences between the shareholder and the Company, waiving the shareholder’s own jurisdiction for these purposes.

d)	Other obligations laid down by legal provision or by these Bylaws.

TITLE III
CORPORATE BODIES

Article 17. Number

The supreme bodies responsible for decision-making, representation, administration, supervision and management of the Company are the General Shareholders' Meeting and the Board of Directors, and within the Board's scope of powers, the Executive Committee and other Board Committees.

Chapter One.
The General Shareholders' Meeting

Article 18. The General Meeting as sovereign body

The General Shareholders' Meeting, legally constituted, is the Company's sovereign body. Its resolutions, when validly adopted, are binding on all shareholders, including shareholders not attending the General Meeting and those shareholders who voted against resolutions, did not have a vote or abstained from voting.

Article 19. Categories of General Meetings

General Shareholders' Meetings may be annual or extraordinary. The Annual General Meeting, called as such, will necessarily meet within the first six months of each financial year to approve, where necessary, the corporate management and the financial statements for the previous financial year and resolve on the allocation of results. It will also be able to

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BBVA Bylaws

resolve on any other matters on the agenda or allowed by law, within the scope of its powers, provided that the General Shareholders' Meeting is constituted with the number of shareholders and the percentage of capital required by law or the Bylaws in each case.

Any General Meeting other than the one provided for in the previous paragraph will be considered an extraordinary General Meeting.

Article 20. Calling of Meetings

General Shareholders' Meetings will be called at the initiative of the Company's Board of Directors whenever it deems it necessary or advisable for the corporate interest, and in any case on the dates or within the periods determined by law and these Bylaws.

The Board of Directors must also call a General Meeting if requested by one or more shareholders representing at least three percent of the share capital, expressly stating the matters to be covered. In this event, the General Meeting must be called so that it is held within the legally established period from the date on which the Board of Directors is served duly attested notice to call it. The agenda must include the matters to which the request referred.

Likewise, in the period and form established by law, shareholders representing at least three percent of the share capital may request the publication of a supplement to the calling of an Annual General Shareholders' Meeting, including one or more items on the agenda in the call, provided that the new items are accompanied by substantiation or, as appropriate, a substantiated proposed resolution, and submit substantiated proposals for resolutions on matters already included or that should be included in the agenda of a General Shareholders' Meeting already called.

Article 21. Notice of the calling and format of the Meeting

Annual and extraordinary General Meetings must be called, within the notice period required by law, by means of a notice published in the Official Gazette of the Companies Registry (BORME) or one of the highest-readership daily newspapers in Spain, and be published on the National Securities Market Commission (Comisión Nacional del Mercado de Valores) website and the Company website, except when legal provisions establish other media for disseminating the notice.

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BBVA Bylaws

The notice will indicate the date, time and place of the General Meeting at first calling and its agenda, which will contain all the matters that the meeting will cover, and any other references that may be required by law. The date on which the General Meeting will be held at second calling may also be stated in the notice.

At least twenty-four hours must elapse between the Meetings’ first and second calling.

The Board of Directors may consider the technical means and legal basis that enable and guarantee remote attendance at the General Meeting, and assess, when calling each General Meeting, the possibility of organising attendance at the meeting by remote means.

Additionally, where permitted by law and where extraordinary circumstances so advise, the Board of Directors may resolve to call virtual-only General Meetings, without in-person attendance of shareholders or their proxies, indicating, when calling the meeting, the means and conditions for remote attendance, as envisaged, where applicable, in the law and the General Meeting Regulations.

Article 22. Place of the Meeting

Notwithstanding legal provisions relating to universal General Meetings, General Meetings will be held in the municipal district where the Company has its registered office, on the day indicated in the calling, and their sessions may be extended for one or more consecutive days at the proposal of the Board of Directors or at the request of a number of shareholders representing at least one quarter of the capital present at the General Meeting. General Meetings may also be transferred to a place other than that indicated in the calling, within the same municipal district, with the knowledge of those present, in the event of force majeure.

Article 23. Right of attendance

Holders of 500 or more shares whose ownership is registered in the respective accounting register at least five days before the day on which the General Meeting is scheduled, pursuant to the Securities Exchange Act and other applicable provisions, and who conserve at least that number of shares until the Meeting is held, may attend both annual and extraordinary General Meetings.

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BBVA Bylaws

Holders of fewer shares may group together to make up at least that number, appointing a representative.

Each shareholder entitled to attend who so requests will be given a personalised attendance card, indicating how many shares they hold.

Executives, managers and staff of the Company and its investee companies may attend. Where deemed appropriate, the Chair of the General Meeting may authorise any other person to attend, though the General Meeting reserves the right to revoke said authorisation.

Article 24. Proxies for the General Meeting

Any shareholder entitled to attend may be represented at the General Meeting by another person, who need not necessarily be a shareholder.

Proxy must be conferred specifically for each General Meeting, using the proxy form established by the Company, which will be recorded on the attendance card. A single shareholder may not be represented at the Meeting by more than one proxy, except under the circumstances provided in law for intermediary entities.

Likewise, the proxy may be conferred by means of remote communication that comply with the requirements laid down by law.

Proxies conferred by a fiduciary or apparent shareholder will be rejected.

Article 25. Quorum

General Meetings, both annual and extraordinary, will be validly constituted by the minimum quorum of shareholders required by the prevailing legislation in force at any given time for the various matters or business included on the agenda.

The above paragraph notwithstanding, in order to adopt resolutions regarding any change to the corporate purpose, transformation, total spin-off or dissolution of the Company and amendment of the second paragraph of this article, two thirds of the subscribed voting capital must attend the General Meeting on first calling, or 60% of said capital on second calling.

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BBVA Bylaws

Article 26. Chair and Secretary of the General Meeting

The Chair of the Board of Directors will act as Chair of the General Shareholders' Meeting. Should this not be possible, the responsibility will fall upon the Deputy Chair. Should there be several Deputy Chairs, the order established by the Board of Directors at the time of their appointment will be followed. Otherwise, age seniority will prevail. Should none of the above be possible, the Board of Directors will appoint a director to chair the Meeting. The Secretary of the Board of Directors will act as Secretary of the General Meeting. Should this not be possible, the responsibility will fall upon the Deputy Secretary. Should both be absent, the Board of Directors will appoint another Secretary.

Article 27. List of attendees

Once the Panel (Mesa), which will comprise the Chair and the Secretary of the Meeting, is constituted, the list of attendees will be drawn up. This will report the number of shareholders in attendance with voting rights, the number attending personally or by proxy, and the percentage of share capital that they all represent. For this task, the Panel may use two scrutineers appointed by the Board of Directors prior to the General Meeting from amongst the shareholders. The list of attendees will be included at the beginning of the Minutes or attached thereto by means of an appendix signed by the Secretary and approved by the Chair. It may also be included in the form of a computer file or other digital medium, in which case the appropriate identification certificate signed by the Secretary and approved by the Chair will be affixed to the sealed cover.

The Chair of the Meeting will adjudge whether or not the requirements have been met for the Meeting to be duly constituted, will resolve any doubts, clarifications or complaints relating to the list of attendees, proxies or representatives: examining, accepting or rejecting new proposals on the agenda items, pursuant to prevailing legal provisions; guiding discussions, organising, ordering, limiting and cutting short the contributions. The Chair is generally empowered to take any measures necessary to best organise and run the Meeting.

Article 28. Content of Meetings

Only matters that are specifically indicated in the calling of the Meeting may be dealt with at annual and extraordinary General Shareholders' Meetings, except as provided for by law.

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BBVA Bylaws

Article 29. Shareholders' right to information

Until the fifth day prior to the Meeting, shareholders may request from the Board of Directors, regarding matters on the agenda, the information or clarification they deem necessary, or submit written questions they deem to be pertinent. Shareholders may also request written clarification on the publicly accessible information that the Company has filed with the National Securities Market Commission since the last General Meeting and concerning the auditor's report.

The directors are obliged to provide the information requested pursuant to the above paragraph, in writing, up until the day on which the General Meeting is held.

On the day on which the General Meeting is to be held, shareholders may verbally request any information or clarification they deem appropriate regarding the matters on the agenda, as well as any clarification they deem necessary regarding the publicly accessible information submitted by the Company to the National Securities Market Commission since the last General Meeting and concerning the auditor's report. Should it not be possible to satisfy the shareholder's right to information at that time, the directors will be obliged to provide the requested information, in writing and within seven days following the termination of the Meeting.

Directors will be obliged to provide the information requested under the provisions of this article, unless the information is unnecessary for upholding of the rights of the shareholder, or there are objective reasons to consider that it could be used for non-company purposes or if its release would harm the Company or its associated companies.

No information will be withheld when the request is backed by shareholders representing, at least, one quarter of the share capital.

Article 30. Powers of the General Meeting

The General Shareholders' Meeting is vested with the following powers:

a)	To amend the Bylaws, as well as confirm or rectify the Board of Directors' interpretation thereof.

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BBVA Bylaws
b)	To determine the number of seats on the Board of Directors, appoint, re-elect and remove its members, as well as ratify or revoke appointments by co-option thereof made by the Board of Directors.

c)	To increase or reduce the share capital, conferring authority on the Board of Directors, where appropriate, to specify, within a maximum time frame, in accordance with the law, the date or dates of its implementation. The Board of Directors may make full or partial use of said authority or even refrain therefrom in view of market conditions, circumstances of the Company itself, or a fact or event of social or economic importance that makes the decision advisable, informing of this at the next General Shareholders' Meeting held after the time frame established for its execution has elapsed.

d)	To confer authority on the Board of Directors to increase the share capital in accordance with legal provisions. When the General Meeting confers such authority, it may also grant the power to exclude pre-emptive subscription rights relating to issuances of shares that are subject to such authority, pursuant to the terms and the requirements laid down by law.

e)	To confer authority on the Board of Directors to amend the nominal value of shares representing the share capital, redrafting article 5 of the Bylaws.

f)	To issue bonds or other securities that recognise or create debt and are convertible into shares, being also able to confer authority on the Board of Directors to make such issuances as well as exclude or limit pre-emptive subscription rights, all in the terms and under the requirements laid down by law.

g)	To examine and approve the annual financial statements, the proposed allocation of results and the corporate management corresponding to each financial year, as well as, where applicable, the consolidated financial statements.

h)	To appoint, re-elect and dismiss auditors.

i)	To approve the acquisition, disposal or allocation of essential assets to another company. An asset is presumed essential whenever the amount of the transaction exceeds 25% of the value of the assets that appear in the last approved balance sheet.

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j)	To approve transformation, merger, spin-off, global assignment of assets and liabilities, dissolution and transfer of registered offices abroad.

k)	To approve the transfer to subsidiaries of essential activities carried out until that time by the Company itself, even where the Company retains full control over said subsidiaries. Activities will be presumed essential whenever the volume of the transaction exceeds 25% of the total assets on the balance sheet.

l)	To approve transactions that are equivalent to the Company's liquidation.

m)	To approve the final liquidation balance sheet.

n)	To approve the directors' remuneration policy in the terms established by law.

o)	To rule on any other matter reserved for the General Meeting by legal provision or the Bylaws.

p)	To approve its Regulations and subsequent amendments, in accordance with proposals put forward by the Board of Directors.

Article 31. Adoption of resolutions

At annual and extraordinary General Meetings, resolutions will be adopted with the majorities required by law and these Bylaws.

Each voting share, present or represented at the General Meeting and whether or not paid up, will confer the right to one vote.

Shareholders who are not up to date in the payment of outstanding disbursements will not be entitled to vote, but only in respect of shares for which the outstanding disbursements have not been paid. Nor will holders of non-voting shares be entitled to vote.

Shareholders may vote by proxy, by post, electronically or by any other means of remote communication, provided that the voter's identity is duly guaranteed, in accordance with the General Meeting Regulations.

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BBVA Bylaws

The Board of Directors may draw up the appropriate rules, means and procedures to implement voting and the granting of proxy by means of remote communication, complying with the requirements established by law.

Article 32. Minutes of General Meetings

The Secretary of the General Meeting will take the minutes of the meeting, which will be recorded in the minutes book, and may be approved by the General Meeting at the end of the meeting or otherwise within fifteen days by the Chair of the General Meeting and two comptrollers from among the shareholders, one representing the majority and one representing the minority.

Corporate resolutions may be implemented from the date of approval of the minutes in which they are recorded.

The minutes of the meeting will be signed by the Secretary and approved by the Chair.

Certified copies of said minutes, once approved, will be signed by the Secretary and, failing this, by the Deputy Secretary of the Board of Directors, and approved by the Chair or, where applicable, the Deputy Chair of the Board of Directors.

The Board of Directors may require the presence of a notary public to take the minutes of the meeting.

Chapter Two.
The Board of Directors

Article 33. Nature

The Board of Directors is the natural body for the representation, administration, management and oversight of the Company.

Article 33 bis. Remuneration

Directors will be remunerated.

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BBVA Bylaws

Remuneration of directors in such capacity will comprise a fixed annual allocation, which will be distributed by the Board of Directors in the way it so determines, taking into account the conditions applicable to each director and the roles and responsibilities assigned thereto by the Board and their membership of the various Committees, which may result in different remuneration amounts for each director. The Board is also responsible for determining the frequency and method of payment of this allocation, which may include insurance and pension systems established at any given time.

The amount of the annual allocation to the Board of Directors will be the amount determined by the General Meeting, which will remain in force until the General Meeting resolves to amend it, although the Board of Directors may reduce this amount in those financial years in which it deems it appropriate.

In addition to this allocation, director remuneration may also comprise the delivery of shares or stock options in relation thereto, or amounts indexed to the value of the shares. The application of this form of remuneration will require the approval of the General Meeting, specifying, where appropriate, the number of shares to be delivered, the strike price of the stock options, the value of the shares indexed and the duration of the remuneration system in question.

Directors who perform executive duties in the Company will be excluded from the remuneration system set out in the preceding paragraphs, and their remuneration is governed by the provisions of article 50 bis of these Bylaws, with the amount and conditions determined by the Board of Directors.

Article 34. Number and election

The Board of Directors will consist of at least five members and a maximum of fifteen members, elected by the General Shareholders' Meeting, except as provided for in article 37 of these Bylaws.

The General Shareholders' Meeting will determine the specific number of directors, within the limits indicated.

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BBVA Bylaws

Article 35. Requirements to hold director status

Membership of the Board of Directors requires directors not to be subject to any of the situations of prohibition or incompatibility laid down by law.

Article 36. Term of office and renewal

The term of office for members of the Board of Directors will be three-year, and directors may be re-elected one or more times for periods of the same maximum duration.

Article 37. Vacancies

If vacancies arise during the term for which the directors were appointed, the Board of Directors may nominate the persons to fill them, submitting their appointment to the first General Meeting after their nomination.

Article 38. Chair and Secretary of the Board

The Board of Directors will appoint a Chair from among its members to be Chair of the Board of Directors, as well as one or more Deputy Chairs. It will also appoint, from among its members, the Chair and Deputy Chair of the Committees referred to in chapter four below.

In the event that the Chair is absent or otherwise unable to perform their duties, these duties will be performed by the Deputy Chair. If there are several Deputy Chairs, the order established by the Board of Directors at the time of their appointment will be followed. Otherwise, age seniority will prevail.

If there is no Deputy Chair, the corporate body will be chaired by the director that the Board of Directors appoints or has appointed for this purpose.

The Board of Directors will appoint a Secretary from among its members, unless it resolves to allocate these duties to a non-board member. It may also appoint a Deputy Secretary, who will replace the Secretary in the event that they are absent or otherwise unable to perform their duties. In the absence of any of the above, the Board of Directors will determine the substitute in each case.

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BBVA Bylaws

Article 39. Powers of the Chair

The Chair will, in any event, be the Company's highest-ranking representative. In the performance of said role, the Chair will have the following powers, in addition to those attributed by law or by these Bylaws:

a)	To call General Shareholders' Meetings, following a resolution of the Board of Directors, and to chair said meetings.

b)	To direct the discussions and deliberations of the General Meeting, arranging the order of shareholders' contributions, and establishing the duration of each, in order to facilitate and expedite their contributions.

c)	To call and chair meetings of the Board of Directors, the Executive Committee and other Board Committees of which the Chair is a member.

d)	To draft the agendas for meetings of the Board of Directors, the Executive Committee and Board Committees, and draw up proposed resolutions to be submitted thereto.

e)	To direct the discussions and deliberations of meetings of the Board of Directors, the Executive Committee and other Committees.

f)	To implement the resolutions of the Board of Directors, the Executive Committee and other Committees. For this purpose, the Chair will have the broadest representative powers, without prejudice to any authority conferred on other directors by the corresponding corporate body to such effect.

Article 39 bis. Lead Director

If the Chair of the Board of Directors is an executive director, the Board of Directors, with the abstention of the executive directors, must appoint a Lead Director from among the independent directors, who will have the powers conferred thereon by law, these Bylaws and the Regulations of the Board of Directors.

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This English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

BBVA Bylaws

Article 40. Board meetings and calling

The Board of Directors will meet whenever the Chair or the Executive Committee deems it appropriate, or at the request of the Lead Director or of at least one quarter of the directors.

Meetings of the Board of Directors will be called by the Chair or, when this is not possible, the Deputy Chair. If the aforementioned individuals are absent or otherwise unable to perform these duties, the Board of Directors will be called by the oldest director.

In addition, directors constituting at least one third of the Board members may call a meeting, specifying the agenda thereof, to be held in the municipal district where the registered offices are located if, within one month of being so requested, the Chair has failed to call a meeting without due cause.

Article 41. Quorum and adoption of resolutions

The Board of Directors will be validly constituted when the majority of its members are present or represented at the meeting.

Resolutions will be adopted by an absolute majority of votes, present or represented, except as provided for in articles 45 and 49 of these Bylaws.

Article 42. Proxy to attend Board meetings

A director not attending a meeting may grant proxy to another director. However, non-executive directors may only grant proxy to other non-executive directors.

Article 43. Powers of the Board

The Board of Directors will have the broadest powers of representation, administration, management and oversight, as well as to execute all manner of acts and enter into contracts relating to ownership and administration. In particular, its powers will include but are not limited to:

1st.	To carry out all operations that, in accordance with article 3 of these Bylaws, constitute the corporate purpose or help to achieve said purpose.

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BBVA Bylaws
2nd.	To resolve to call the General Shareholders' Meeting, without prejudice to the provisions of articles 20 and 39 a) of these Bylaws.

3rd.	To draft and propose the following for approval by the General Meeting: the annual financial statements, the management report and the proposed allocation of results, as well as, where appropriate, the consolidated financial statements and management report for each financial year.

4th.	To implement the resolutions of the General Meeting and designate, where appropriate and in accordance with legal requirements, the persons who are to formalise the corresponding public or private documents.

5th.	To interpret the Bylaws and rectify any omissions, in particular with regard to the article concerning corporate purpose, and notify the General Meeting of any resolutions adopted, where applicable.

6th.	To resolve on the creation, cancellation, relocation, transfer and other acts and operations relating to the Company's offices, branches and representative offices, both in Spain and abroad.

7th.	To approve the Company's internal regulations, with the power to amend them.

8th.	To establish administrative expenses and establish or agree on the ancillary services that it deems necessary or advisable.

9th.	To resolve on the distribution of interim dividends to shareholders, before the respective financial year has ended or before the annual financial statements have been approved, in accordance with the prevailing legislation.

10th.	To appoint and dismiss Bank employees, establishing their salaries and bonuses.

11th.	To determine the general conditions for discounts, loans and escrow deposits; approve any risk operations it deems appropriate; and resolve any issues arising from the Bank's activities.

12th.	To represent the Bank before state, regional, provincial, municipal authorities and bodies, public-sector entities, trade unions, public-law corporations, companies and

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This English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

BBVA Bylaws

individuals, and before ordinary and special courts and tribunals. It may file and defend suits, enforce rights, lodge claims and appeals of any kind to which the Bank is entitled, and abandon them when it deems fit.

13th.	To acquire, possess, dispose of, mortgage and encumber any type of real estate, rights in rem of any kind and, in relation to said property and rights, to perform any civil, commercial and administrative acts and contracts, without exception, including the constitution, modification and cancellation of mortgages and other rights in rem, as well as the assignment, purchase and transfer of assets and/or liabilities of the Company.

14th.	To acquire, divest, swap, transfer, encumber, subscribe, offer any categories of moveable goods, securities, shares, bonds, make public bids to sell or acquire securities, and holdings in all kinds of companies and enterprises.

15th.	To establish companies, associations, foundations, subscribing shares and/or holdings, providing all categories of goods, and entering into contracts for mergers and cooperation of enterprises and/or businesses.

16th.	To give and receive loans and/or credit. These may be senior or secured with any kind of collateral, including mortgage.

17th.	To guarantee and/or secure Company or third-party obligations of all kinds.

18th.	To reach a settlement regarding all kinds of goods and rights.

19th.	To delegate all or any powers that are delegable pursuant to prevailing legislation, and to grant and revoke all kinds of general and special powers of attorney, with or without powers of substitution.

Article 44. Minutes of Board meetings

Once the minutes of the Board meetings are approved, they will be signed by the Secretary and approved by whomsoever chaired the meeting.

Certified copies of said minutes, once approved, will be signed by the Secretary and, failing this, by the Deputy Secretary of the Board of Directors, and approved by the Chair or, where applicable, the Deputy Chair.

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BBVA Bylaws

Chapter Three.
The Executive Committee

Article 45. Creation and composition

The Board of Directors may appoint an Executive Committee with the favourable vote of two thirds of its members and the corresponding registration in the Commercial Registry. The Executive Committee will be composed of directors nominated by the Board, whose positions will be renewed according to the timescale, manner and number decided by the Board of Directors.

The Executive Committee will be chaired by the Chair, who will be an ex-officio member thereof. In the Chair's absence, it will be chaired by the Deputy Chair or Deputy Chairs of the Board of Directors who sit on the Committee, following the order established under article 38 of these Bylaws, and otherwise by the Executive Committee member decided by the Committee. The Board of Directors will appoint a Secretary, who may be a non-board member. In the Secretary's absence, they will be replaced by the person appointed by those attending the respective meeting.

Article 46. Meeting and powers

The Executive Committee will meet as often as its Chair or acting chair deems appropriate, or at the request of the majority of its members, to consider those matters entrusted thereto by the Board of Directors, in accordance with the prevailing legislation and these Bylaws.

Article 47. Quorum and adoption of resolutions

The rules of article 41 of these Bylaws concerning the constitution of the Board of Directors and the adoption of its resolutions will be applicable to the Executive Committee.

Minutes and certified copies of the resolutions adopted will be subject to article 44 of these Bylaws.

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BBVA Bylaws

Chapter Four.
Board Committees

Article 48. Board Committees

In order to better perform its functions, the Board of Directors may create any committees it deems necessary to assist it in matters corresponding to areas of its responsibility, determining their composition, appointing their members and establishing their functions.

The above notwithstanding, the Board of Directors must always have at least one permanent Audit Committee, Appointments Committee, Remunerations Committee and Risk Committee, with the composition and functions established by law, by the Regulations of the Board of Directors and, where applicable, by their own regulations.

The Committees will be governed by the provisions of the law, by the Regulations of the Board of Directors and, where applicable, by their specific regulations, which must be approved by the Board of Directors and, supplementary thereto, in as far as they are not incompatible with their nature, by the provisions relating to the operation of the Board of Directors.

Chapter Five.
The Chief Executive Officer and the General Management

Article 49. The Chief Executive Officer

The Board of Directors may, with the favourable vote of two thirds of its members, appoint from among its members one or more Chief Executive Officers, with the powers that it deems appropriate and delegable, in accordance with the legal provisions and these Bylaws.

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BBVA Bylaws

Article 50. General Management

The Board of Directors may set up one or more general management departments and nominate General Managers to operate them with the powers and duties determined by the Board of Directors.

Article 50 bis.

Directors who have been assigned executive duties in the Company, whatever the nature of their legal relationship with the Company, will be entitled to receive remuneration for providing these services. This will consist of: a fixed amount, in line with the services and responsibilities undertaken, and a variable supplement and any reward schemes established in general for the Bank's Senior Management. These may comprise delivery of shares or stock options in relation thereto, or amounts indexed to the value of the shares, subject to any requirements established by prevailing legislation. The remuneration also includes a welfare portion, which will include suitable pension and insurance systems and social security. In the event that a director leaves their role and this is not due dereliction of duties, they will be entitled to compensation.

TITLE IV
FINANCIAL YEAR AND ALLOCATION OF RESULTS

Article 51. Duration of the financial year

Financial years will be annual and will coincide with the calendar year, closing on 31 December of each year.

Article 52. Annual financial statements

The annual financial statements and other accounting documents to be submitted for approval by the Annual General Shareholders' Meeting will be prepared in accordance with the scheme laid down by the provisions in force applicable to banking institutions.

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BBVA Bylaws

The annual financial statements, the management report, the result allocation proposal and the auditor's report, as well as, where applicable, the consolidated financial statements and management report, will be published in the way determined by the provisions in force and by these Bylaws.

Article 53. Allocation of results

The General Meeting will resolve on the allocation of results from the financial year in question, in accordance with the approved balance sheet.

Once the reserves stipulated by law or by these Bylaws have been covered, dividends may be distributed to shareholders, charged to the profit for the financial year or to the freely available reserves, in proportion to the paid up capital, provided that the value of the net equity is not, or would not be as a result of the distribution, less than the share capital.

Article 53 bis.

The General Meeting may resolve to distribute dividends (either charged to the profit for the financial year or to the freely available reserves) or the share premium, in kind, provided that the goods or securities subject to distribution are homogeneous and sufficiently liquid or liable to be liquidated. This condition will be presumed to have been met when securities are listed or are going to be listed for trading on a regulated market.

The regulation contained in the preceding paragraph will also apply to the return of contributions in the event of a share capital reduction.

TITLE V
DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 54. Grounds for dissolution

The Company will be dissolved under the circumstances laid down by prevailing legislation.

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BBVA Bylaws

Article 55. Appointment of liquidators

Once a resolution has been adopted to dissolve the Company, the General Meeting will appoint the liquidators. In addition to the powers expressly vested in them by prevailing law, they will have any other powers the General Meeting resolves to confer upon them. The General Meeting will determine the rules the liquidators must follow in apportioning the Company's assets and in approving the financial statements of the liquidation until final settlement is reached.

Article 56. Liquidation phase

Once a resolution has been adopted to dissolve the Company, the liquidation period will commence. Although the Company will retain its legal status, the directors and other representatives will cease to have powers to enter into new contracts and contract new obligations, and the liquidators will take over the duties attributed to them by law.

Liquidation of the Company will be carried out in compliance with prevailing legal provisions.

Article 57. Distribution of corporate assets

Until all the obligations are discharged, corporate assets may not be delivered to shareholders unless a sum equivalent to the amount of the outstanding obligations has been reserved and placed in escrow for the creditors.

* * *

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This English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.